UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

      Preliminary information statement

      Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

X   Definitive information statement.

                                Hotel Outsource Management International, Inc.

(Name of Registrant as Specified in its Charter)

Payment of filing fee (check appropriate box):

X   No fee required.

        Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Tile of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

       Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act of Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 21, 2004

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hotel Outsource Management International, Inc. (“HOMI” or the “Company”), will be held on December 21, 2004, at 10:30 a.m., local time, at 72 Weizman Street, Tel Aviv 62308, Israel for the purpose of considering and acting upon the following matters:

(1)	To elect 7 directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified;

(2)	To amend HOMI’s certificate of incorporation to increase the authorized capital of the Company from 30,000,000 shares of common stock to 100,000,000;

(3)	To amend HOMI’s By-laws to allow directors to be compensated from HOMI for serving as directors.

(4)	To nominate the accounting firm of Kingery & Crouse as HOMI’s independent auditors until the next annual meeting; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s), postponement(s) or continuation(s) thereof.

Only stockholders of record at the close of business on November 22, 2004 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours by any stockholder for any purposes germane to the meeting, at the Company’s officer at 80 Wall Street, Suite 815, New York, New York 10005 or 72 Weizman Street, Tel Aviv 62308, for a period of at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person.

THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.
By Order of the Board of Directors

/s/ Jacob Ronnel
Jacob Ronnel
Director and President
Date: November 9, 2004

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
New York, New York 10005

INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Hotel Outsource Management International, Inc., a Delaware corporation (“HOMI” or the “Company”), at the direction of the Company’s Board of Directors. It is furnished in connection with an annual meeting of stockholders scheduled for December 21, 2004 for the purposes set forth in the accompanying Notice of Annual Meeting of stockholders.

This Information Statement and accompanying Notice of Annual Meeting of Stockholders are being mailed on or about November 10, 2004.

Record Date; Voting Securities

Only holders of record of the Company’s common stock as of November 22, 2004 shall be entitled to vote at the annual shareholders meeting on the basis of one vote for each share held. As of September 30, 2004, there were 27,882,358 shares of HOMI common stock outstanding. The presence, either in person or by proxy, of a majority of the total number of shares of common stock outstanding on the Record Date is necessary to constitute a quorum and to transact such matters as come before the Annual Meeting.

As of the Record Date, management and its affiliates (“Principal Stockholders”) collectively owned greater than 50% of the Company’s outstanding common stock and will vote such shares to approve the certificate of amendment, approve the amendment to the by-laws approve the accounting firm of Kingery and Crouse as HOMI’s auditors for 2005 and elect as directors the seven nominees listed under the caption “Election of Directors.” Since the common stock owned by the Principal Shareholders constitute a majority of HOMI’s outstanding common stock, the Board of Directors determined not to solicit proxies. All stockholders of record on the record date are entitled to attend the meeting and vote their shares personally or through their own legally constituted proxy.

In order for the increase in the number of authorized shares of common stock to become effective, the Certificate of Amendment must be filed with the Secretary of State of the State of Delaware. Such filing will not occur until at least 20 days after the date of the annual shareholders meeting.

WE ARE NOT ASKING YOU FOR A PROXY OR A CONSENT
AND YOU ARE REQUESTED NOT TO
SEND US A PROXY OR A CONSENT

This date of this Information Statement is November 9, 2004.

INFORMATION STATEMENT FOR ANNUAL MEETING
OF HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC. SHAREHOLDERS

To Be Held December 21, 2004

The Board of Directors of Hotel Outsource Management International, Inc., furnishes this Information Statement to shareholders in connection with the annual meeting of HOMI, to be held at 10:30 AM on December 21, 2004 at 72 Weizman Street, Tel-Aviv, 62308, Israel for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Shareholders of record at the close of business on November 22, 2004 shall be entitled to vote at the meeting on the basis of one vote for each share held. As of September 30, 2004, there were 27,882,358 shares of common stock outstanding, held by shareholders.

THE BOARD OF DIRECTORS

The business of the Company is managed under the direction of the Board of Directors. It has the responsibility for establishing broad corporate polices and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the Company’s business through regular written reports and analyses and discussions with the Chairman and other officers of the Company. The Company’s Board of Directors currently consists of three members.

Meeting of the Board

The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring the Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. In 2003, there were six meetings and in 2004, to date, there were five meetings of the Board. The average aggregate attendance of the Directors of the Board was 100%. No director attended fewer than 100% of the aggregate of the total number of Board meetings during the period he or she served.

Seven directors are to be elected at the annual meeting to hold office until the next Annual Meeting or until their successors are elected and qualified. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that another nominee will be designated by the Board of Directors to fill any such vacancy.

Votes Required

The directors nominated for election will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. Abstentions from voting and broker “non-votes” on the election of directors will have no effect since they will not represent votes cast at the annual meeting for the purpose of electing directors.

Election of Directors

The following are the nominees and other directors of the Company who will continue in office beyond the Annual Meeting, with information including their principal occupation and other business affiliations, the year each was first elected as a director, other affiliations and each director’s or nominee’s age. The principal stockholders will vote FOR the election of each nominee listed below.

Jacob Ronnel, 47, has been Chief Executive Officer, President and a director of HOMI since December 28, 2001, director and Chief Executive Officer, of Bartech Mediterranean Ltd. since May 1997 where he became a managing director in March 1998; CEO, President and a director of Hila since its inception in 2001; President and a director of Batim Bartech since inception in 1999 and director and chief executive officer of Hotel Outsource Services, Inc. since September 2001. From July 1997 to September 1997, Mr. Ronnel was a consultant to and provisional manager of Brookside Investments Ltd. From 1996 to 2002, he was a consultant for Kassel Financial Consultants, located in Israel. Mr. Ronnel obtained a degree in International Hotel Administration from Ecole Hoteliere de LaUnited Statesnne, Switzerland.

Ariel Almog, 36, has been Chief Operating Officer, secretary and director of HOMI since December 28, 2001. He has been Chief Operating Officer and a director of Bartech Mediterranean Ltd. since May 1997 and a general manager since March 1998, COO, secretary and a director of Hila since its inception in 2001, COO and a director of Batim Bartech since inception in 1999 and a director and chief operating officer of Hotel Outsource Services, Inc. since September 2001. From 1996 to 1998, Mr. Almog was an owner of a franchise Apropo Cafe restaurant in Israel. He received a Bachelor of Business Administration and Marketing from Schiller International University (American University, Paris, France).

Rodia Mihali, 63, has been a director of HOMI since February 2004. For the past 20 years, he has served as a consultant for various businesses in the United States and Europe.

Avraham Bahry, 59, established Mul-T-Lock Ltd., an Israeli corporation, in 1973, which he grew into a multi-national holding company in the business of products and services for the protection of life and property. Mr. Bahry sold Mul-T-Lock Ltd. in 1999 and has worked as a consultant since then.

Boaz Tamir is a founding partner of Montefiore Partners Venture Capital fund, and Ronald Group (Environment), a consulting firm. Dr. Tamir also founded and directed, with PWLL Accountants, Ya’ad Business Development Ltd., a consulting company. He was the founder and chief executive officer of Be-Connected, a telecommunications company. Dr. Tamir received a Ph.D in Business Administration and Political Economy from MIT.

Senator Robert W. Singer, is a member of the New Jersey state senate where he is a member of the Senate Health, Human Services and Senior Citizens Committee, of which he was co-chairman from 2002 to 2003. Since 1997, Senator Singer has been a member of the Senate Commerce Committee. He was Republican Senate Majority Leader from 2002 to 2003. Prior to being elected to the New Jersey State Senate, Senator Singer was member of the New Jersey General Assembly from 1986-1989 and 1992-1993. Senator Singer has been Vice Chairman of the Ocean County Board of Health since 1999, a member of the Board of Trustees of Georgian Court College since 2002, and Chairman of the Lakewood Municipal Utilities Authority since 1999.

Jules M. Polak, has been a principal of Jules Polak Business Consulting Ltd. since 2000. From 1993 to 2000, he was Chief Executive Officer of Golden Pages Israel, the yellow pages publisher of Israel. He has been a director of several privately held companies in Israel.

There are no family relationships between any nominee and/or any executive officers of the company.

Board Meetings and Committees

Currently, HOMI only has three directors and does not have a nominating committee. Each of the three directors, Jacob Ronnel, Ariel Almog and Rodia Mihali, participate in the consideration of director nominees. The nominating committee does not have a charter. The Board of directors expects that once the board is increased, there will be a nominating committee, which will adopt a policy with regard to the consideration of any director candidates recommended by security holders. All of the current director nominees were nominated by current directors.

HOMI’s board of directors has a process whereby security holders may send communications to the board of directors. Such security holders may send certified letters to Jacob Ronnel, CEO of HOMI, who shall be responsible for presenting such communication to the entire board.

HOMI has adopted a code of ethics that applies to its principal executive officers, principal financial officer and principal accounting officer. HOMI will provide any person without charge, upon request, a copy of such code of ethics and explain the manner in which such request may be made. The entire board of directors shall act as HOMI’s audit committee.

Directors' compensation

Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors will not be paid a fee for their service or attendance at board meetings but may receive remuneration in the future. HOMI has issued Mr. Rodia Mihali options to purchase up to 1,000,000 shares of HOMI common stock at $.50 per share. These options are issued 40,000 per month for 25 months and expire 30 days after the last issuance. As of September 30, 2004, Mr. Mihali had been issued 320,000 options none of which he has exercised. To date, directors have received no compensation.

HOMI intends to adopt an Employee Stock Option Plan for management and key employees in which between 2,000,000 and 3,000,000 options would be issued. However as of the date of this report, no such plan has been adopted.

Executive Compensation

The following is a chart of compensation paid to all executive officers of the Company.

Name And Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compen-sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Awards
					Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs ($)
Jacob Ronnel	2001	$26,000
	2002	$61,920
	2003	$100,000

Ariel Almog	2001	$66,000
	2002	$117,500
	2003	$70,000					$50,200

Daniel Golan(1)	2001	$0
	2002	$24,000
	2003	$41,000

Zeev Danziger(2)	2001	$0
	2002	$0
	2003	$13,200

(1)	Mr. Golan is an officer and director of Batim Bartech, Ltd., a subsidiary of Bartech Mediterranean Ltd.
(2)	Resigned on May 31, 2004.

Pursuant to Ariel Almog's employment agreement with HOS, a subsidiary of HOMI, Mr. Almog is to receive an annual base salary of $80,000 per year as Chief Operating Officer, commencing June 2002. Mr. Almog will be entitled to annual performance-based bonuses. Mr. Almog also receives $1,000 per month for medical insurance, matching 401(k) contributions up to 5% of his base salary, a housing allowance of between $2,500 and $2,700 per month, $1,300 per month child education allowance, a car, and a one-time relocation allowance of $5,000. HOS may terminate this employment agreement upon 90 days written notice.

Since April 2002, Mr. Almog has been receiving an annual gross salary of $80,000 per year from HOS and he is entitled up to $70,000 in expenses from HOS. In 2003 Mr. Almog received $50,200 in expenses.

According to the employment agreement entered into by Jacob Ronnel and HOS which commenced June 2002, Mr. Ronnel shall serve as Chief Executive Officer at $80,000 per year; however, Mr. Ronnel received only 50% of his base salary ($40,000 per year) until June 2003, and resumed his $80,000 per year salary in July 2003. Mr. Ronnel is entitled to an annual performance-based bonus. HOS may terminate this agreement upon 90 days written notice.

Since January 1998, Jacob Ronnel has been receiving $40,000 per annum from BTM and since April 2002, he has been receiving an annual salary of $40,000 from HOS. Since July 2003, Jacob Ronnel has been receiving an annual salary of $40,000 from HOMI, as well.

From January 2002 to July 2003, Daniel Golan received an annual salary of $24,000 from Batim Bartech. Commencing in August 2003, a company controlled by Mr. Golan has been receiving an annual compensation of 372,000 RAND, equivalent to approximately $57,000.

According to the employment agreement entered into by Zeev Danziger and HOMI which commenced July 2003, Mr. Danziger served as Chief Financial Officer at $2,250 per month. HOMI terminated this agreement and Mr. Danziger is no longer rendering any services to HOMI.

Since February 1, 2004, HOMI has had a consulting agreement Delphi Sales Consulting, a Swiss corporation, of which Rodia Mihali, a director of HOMI, is the principal. Pursuant to this agreement, HOMI pays Delphi Sales Consulting $3,000 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2003, Cassel Economic and Financial Consultants Ltd. accrued $79,274 for rent of executive offices and office services. Ben-Zion Perko, a controlling shareholder of HOMI, is the control person of Cassel Economic and Financial Consultants Ltd. The outstanding liability as of September 30, 2004 is $0, and Cassel owes a subsidiary of HOMI a refund of $9,000.

In the year ended December 31, 2003, Mr. Ben-Zion Perko lent HOMI a total of $557,000 through three companies which he controls: Paroz Promotion and Investing Ltd., Coventry Promotion and Investing Ltd. and Calderstone Investment Ltd. In May 2004, $299,000 of these loans were converted to common stock at $.50 per shares for a total of 598,000 shares.

In 2003, a subsidiary of HOMI loaned Daniel Golan (through Batim Homes Ltd) 23,285 Rand (approximately $3,500). As of December 31, 2003, the balance of this loan was $3,500. Additionally, in 2003, Daniel Golan, a shareholder of HOMI, and director and officer of Batim Bartech, a subsidiary of HOMI, lent Batim Bartech an additional $16,000. As of September 30, 2004 the balance owed including previous loans is 1,515,158 Rand (approximately $230,000).

On December 1, 2003, Jacob Ronnel and Ariel Almog, officers and directors of HOMI, each loaned the company $150,000. Interest on this loan accrues 4% per annum. The loans and interest, subject to certain conditions, are due on December 1, 2008.

In February 2004 HOMI signed a consultancy agreement with Mr. Ben-Zion Perko. In consideration of the services rendered by Mr. Perko, HOMI issued to him 500,000 shares at a deemed value of $150,000. In addition, between February 2004 and September 2004, HOMI paid Cassel Economic and Financial Consultants Limited, a company controlled by Mr. Perko, a monthly consulting fee of $3,000 plus VAT.

In March 2004, HOMI entered into an agreement with Mr. Rodia Mihali, a director and shareholder of HOMI, and Mr. Avraham Bahry, a shareholder of HOMI, pursuant to which Mr. Mihali and Mr. Bahry lent the Company $600,000 bearing interest at the annual rate of LIBOR for six months plus 1%. This loan was due June 30, 2004, but was convertible into shares of HOMI’s common stock in the event HOMI engaged in a rights offering or other offering of securities. This loan was converted to HOMI common stock on August 12, 2004. Both Mr. Mihali and Mr. Bahry have been nominated to serve as directors.

In November 2004, at the request of HOMI, the company entered into agreements with Mr. Mihali and Mr. Bahry pursuant to which each agreed to lend HOMI $350,000. These loans are for a maximum of 6 months, to be repaid no later than May 2005, and shall bear interest at 10% per annum. HOMI has the right to repay all or part of these loans, plus accrued interest, through the issuance of HOMI common stock at a price of $.25 per share. The loans are secured by a general lien and security interest over all of HOMI’s assets, which will be subordinate to all pre-existing liens on the assets. Additionally, Messrs. Ronnel and Almog pledged a collective total of 2,000,000 of their shares in HOMI as collateral for these loans.

Compliance with Section 16(a) of the Exchange Act

The following persons are officers, directors and/or beneficial owners of 10% or more of HOMI’s common stock that have not filed on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during prior fiscal years.

Name	Number of Late reports	Number of transactions not filed on timely basis	Failure to file form
Jacob Ronnel	2	2	0
Ariel Almog	2	2	0
Zeev Danzinger(1)	2	2	0
Rodia Mihali	2	2	0
Ben-Zion Perko	2	2	0

(1) Mr. Danzinger resigned as an officer and director on May 31, 2004.

Principal Stockholders and Security Ownership of Management

The following table sets forth information as of September 30, 2004 regarding beneficial stock ownership of (i) all persons known to the company to be beneficial owners of more than 5% of each class of outstanding capital stock of the Company; (ii) each director of the Company and the executive officers of the Company where compensation is required to be reported pursuant to Item 402(a)(2) of Regulation S-B; and (iii) all officers and directors of the Company as a group. Each of the person in the table below has sole voting power and sole disposable power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Names and Address of	Number of Shares	% Beneficially
Beneficial Owner	Beneficially Owned	Owned

Jacob Ronnel	2,876,917	10.32%
21 Hasvoraim Street
Tel Aviv, Israel

Ariel Almog	3,326,917	11.93%
224 Maypoint Drive,
San Raphael, CA

Blackborn Financial Consulting (1999) LTD.(1)	3,201,917	11.48%
25 HaMerad Street
Tel Aviv, Israel

Daniel Golan	200,000.72%
406c Sandhurst Gardens, Sandton
Johannesburg, South Africa

Zeev Danziger	0	0%
Zalman Shneor 7
Herzlia, Israel

Rodia Mihali(3)	2,265,645	8.13%
21 Neher St
Munich, Germany

All officers and directors as a	11,871,396	42.58%(2)
group (5 people)

(1)	The beneficial owner of the securities held by Blackborn Financial Consulting (1999) Ltd is Mr. Ben-Zion Perko, 17 Alterman Street, Kfar-Saba, Israel.

(2)	Mr. Golan owns these shares through Ice Maiden International Ltd., of which he is the beneficial owner.

(3)	Includes options to purchase 320,000 over the next 60 days.

CERTIFICATE OF AMENDMENT

Approval

On November 10, 2004 the Board of Directors of the Company authorized and approved a Certificate of Amendment that will amend the Company’s Certificate of Incorporation to increase the number of shares of common stock the Company is authorized to issue from 30,000,000 shares to 100,000,000 shares. As of September 30, 2004, there were 27,882,358 shares of common stock of the Company issued and outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the Company’s stockholders. Holders of the Company’s common stock do not have dissenters’ rights of appraisal in connection with the Certificate of Amendment.

The Increase in Authorized Shares

The Company is currently authorized to issue 30,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. The Certificate of Amendment will increase the number of shares of common stock that the Company is authorized to issue to 100,000,000. The increase in the number of authorized shares is necessary to provide the Company with shares available for issuance in the future. The holders of the Company’s common stock do not have preemptive rights. No shares of preferred stock of the Company are currently outstanding.

Effectiveness of Certificate of Amendment

The increase in capital effected by the Certificate of Amendment, cannot become effective until at least 20 days after this Information Statement has been distributed to the stockholders of the Company. We expect the Certificate of Amendment to become effective on or about January 5, 2004. Even though the Certificate of Amendment has been approved by the Company’s Board of Director it must still be approved by its shareholders.

AMENDMENT TO BY-LAWS

On November 10, 2004, the Board of Directors of the Company authorized and approved an amendment to HOMI’s by-laws to allow directors to receive remuneration for serving as directors. Section 3.6 of HOMI’s by-laws currently prohibits such compensation.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS

Any stockholder who desires to present proposals to the next annual meeting and to have such proposals set forth in the information statement mailed in conjunction with such annual meeting must submit such proposals to the Company not later than July 10, 2005. All stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission.

In addition, the Company’s policy on stockholder nominations for director candidates requires that to be considered for next year’s slate of directors any stockholder nominations for director must be received by Jacob Ronnel, the CEO of the Company, at the Company’s Israeli office, 72 Weizman Street, Tel Aviv 62308, no later than July 10, 2005. The Nominating Committee will evaluate any proposed nominees using similar criteria as used for other nominees and will consider such nominees in comparison to all other nominees. The Nominating Committee has no obligation to nominate any such person for election.

Stockholders may write to Jacob Ronnel, the CEO of the Company, at the Company’s principal executive office, 72 Weizman Street, Tel Aviv 62308, to deliver the stockholder proposals and stockholder nominations discussed above.

PROPOSAL ONE.
ELECTION OF DIRECTORS

Seven Directors are to be elected at the meeting for a one-year terms ending at the 2005 Annual Meeting. The Board of Directors for election at this Annual Meeting has nominated Jacob Ronnel, Ariel Almog, Rodia Mihali, Avraham Bahry, Boaz Tamir, New Jersey State Senator Robert W. Singer and Jules M. Polak. Jacob Ronnel, Ariel Almog and Rodia Mihali are presently directors of the Company.

The Board of Directors recommends a vote “FOR” the seven nominees for directors.

PROPOSAL TWO.
AMEND CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITALIZATION

At the meeting, the shareholders will be requested to approve a resolution amending the Company’s Certificate of Incorporation, which shall authorize an increase in HOMI’s authorized capital to 100,000,000 shares of common stock.

The Board of Directors recommends a vote “FOR” the Amendment of the Certificate of Incorporation.

PROPOSAL THREE.
AMEND BY-LAWS TO PERMIT REMUNERATION FOR DIRECTORS.

At the meeting, the shareholders will be requested to approve a resolution amending the Company’s By-Laws to permit directors to receive remuneration for their service.

The Board of Directors recommends vote “FOR” the Amendment to the By-Laws.

PROPOSAL FOUR.
APPROVAL OF KINGERY & CROUSE AS INDEPENDENT AUDITORS.

The shareholders are requested to approve Kingery & Crouse as HOMI’s independent accountants for the fiscal year ending December 31, 2004.

The Board of Directors recommends a vote “FOR” the approval of Kingery, Crouse & Partners as independent auditor.

THE COMPANY IS NOT SOLICITING PROXIES

VOTING PROCEDURES

Tabulation of Votes: Hillel Steinberger, CPA, will tabulate votes cast in person at the meeting.

Effect of an Abstention and Broker Non-Votes: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees or other proposals.

INDEPENDENT PUBLIC ACCOUNTANT

Staley, Okada & Partners has served as HOMI’s independent public auditor since November 2003. All payments to them are current. Members of Staley, Okada will be available via telephone conference call during HOMI’s annual meeting and will have an opportunity to speak and will be available to respond to questions.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of HOMI’s annual financial statements for the year ended December 31, 2004 are anticipated to be $17,500. Aggregate fees for the audit of financial statements for the year ended December 31, 2003 amounted to $15,000

Audit Related Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by Staley, Okada, and its predecessor, that are reasonably related to the performance of audits or reviews of HOMI’s financial statements other than these disclosed under “Audit Fees” was $22,000 in 2003 and $18,000 in 20002.

Tax Fees

For 2003 and 2002, there were no aggregate fees billed in each of the last two fiscal years for professional services rendered by HOMI’s independent accountant for tax compliance, tax advice and tax planning.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals and matters relating to the conduct of the meeting.

Dated:    November 9, 2004

A COPY OF THE COMPANY’S FORM 10-KSB FOR THE PERIOD ENDING DECEMBER 2003 IS ATTACHED AND INCORPORATED INTO THIS PROXY STATEMENT. IF THERE ARE ANY REQUESTS FOR ANY OTHER DOCUMENTS PLEASE CONTACT:

Jacob Ronnel
Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, New York 10005